As filed with the Securities and Exchange Commission on January 3, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

OVERLAND STORAGE, INC.

(Exact Name of registrant as Specified in its Charter)

California	95-3535285
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

4820 Overland Avenue, San Diego, CA 92123
(Address of Principal Executive Offices) (Zip Code)

2003 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Vernon A. LoForti
President and Chief Executive Officer
Overland Storage, Inc.
4820 Overland Avenue
San Diego, CA 92123
(Name and Address of Agent For Service)

(858) 571-5555
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

John J. Hentrich, Esq.

John D. Tishler, Esq.

Robert L. Wernli, Jr., Esq.

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, California  92130-2006

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, no par value per share	831,700	$1.455	(2)	$1,210,124	(2)	$47.56

(1)                                  Includes such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of  a stock split, stock dividend or similar capital adjustment, as required by the plans.

(2)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933.  The price per share and aggregate offering price are based upon the average of the high and low sales price on the NASDAQ Global Market on December 31, 2007.

EXPLANATORY NOTE

This registration statement registers 831,700 additional shares of common stock, no par value per share, that may be issued pursuant to stock awards under the Overland Storage, Inc. 2003 Equity Incentive Plan.

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8.  Document(s) containing the information required by Part I of this registration statement will be sent or given to participants in the plan subject to this registration statement as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”).  Such document(s) are not filed with the SEC pursuant to Rule 424 under the Securities Act.  Such document(s) and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents of the registrant filed or to be filed with the Securities and Exchange Commission (the “Commission”) by the registrant are incorporated by reference in this registration statement:

(a)           Annual report on Form 10-K for the fiscal year ended July 1, 2007;

(b)           Quarterly report on Form 10-Q for the quarter ended September 30, 2007;

(c)           Current reports on Form 8-K filed with the Commission on August 9, 2007, September 24, 2007, October 1, 2007 and November 16, 2007; and

(d)           The description of the registrant’s common stock contained in the Form 8-A registration statement filed with the SEC on January 29, 1997, including any amendment or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

The validity of the common stock offered hereby will be passed upon for the registrant by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California.

Item 6.   Indemnification of Director and Officers

Sections 204(a)(10), 204(a)(11), 204.5 and 317 of the California General Corporation Law (“CGCL”) permit a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933 (the “Securities Act”). The registrant’s Amended and Restated Articles of Incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permitted under California law. In addition, the registrant’s Amended and Restated Articles of Incorporation provide that the registrant is authorized to provide indemnification of its directors, officers, employees and agents in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the registrant or its shareholders.

The registrant’s Amended and Restated Bylaws provide that, to the maximum extent permitted by the CGCL, the registrant shall indemnify each of its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising by reason of the fact that any such person is or was a director or officer of the registrant. The registrant’s Amended and Restated Bylaws also provide that the registrant shall advance to each director or officer expenses incurred in defending any such proceeding to the maximum extent permitted by the CGCL. In addition, the registrant’s Amended and Restated Bylaws provide that the board of directors may in its discretion provide by resolution for indemnification of, or advance of expenses to, other agents.

The registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws. These indemnification agreements provide for indemnification to the fullest extent permitted by law, and set forth specific procedures to be followed when indemnification is sought.

The registrant currently maintains directors’ and officers’ liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Item 7.   Exemption from Registration Claimed.

Not Applicable

Item 8.   Exhibits

See Index of Exhibits.

Item 9.   Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subsections (i) and (ii) next above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on this 3rd day of January, 2008.

OVERLAND STORAGE, INC.

By:	/s/ Vernon A. LoForti
Vernon A. LoForti
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Overland Storage, Inc., hereby severally constitute and appoint Vernon A. LoForti, President and Chief Executive Officer, and Kurt L. Kalbfleisch, Vice President, Finance and Interim Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-8 filed with the Commission, and any and all amendments to such registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act in connection with the registration under the Securities Act of the registrant’s equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities indicated below.

Signature	Title(s)	Date

/s/ Vernon A. LoForti	President, Chief Executive Officer,	January 3, 2008
Vernon A. LoForti	Secretary and Director (Principal
Executive Officer)

/s/ Kurt L. Kalbfleisch	Vice President, Finance and Interim	January 3, 2008
Kurt L. Kalbfleisch	Chief Financial Officer (Principal
Financial and Accounting Officer)

/s/ Robert A. Degan	Director	January 3, 2008
Robert A. Degan

/s/ Nora J. Denzel	Director	January 3, 2008
Nora J. Denzel

/s/ Eric L. Kelly	Director	January 3, 2008
Eric L. Kelly

/s/ Scott McClendon	Chairman of the Board	January 3, 2008
Scott McClendon

/s/ William J. Miller	Director	January 3, 2008
William J. Miller

/s/ Michael Norkus	Director	January 3, 2008
Michael Norkus

INDEX OF EXHIBITS

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (set forth on the signature page of this registration statement).

99.1	Overland Storage, Inc. 2003 Equity Incentive Plan (1)

(1)                                  Incorporated by reference from Exhibit 99.1 to the registrant’s Form 8-K filed with the Commission on November 16, 2007.